PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-233676

1,224,557 Shares of Common Stock

765,916 Shares of Series A Convertible Preferred Stock

1,920,545 Shares of Common Stock initially issuable upon the conversion of Series A Convertible Preferred Stock

This prospectus relates to the offer and sale from time to time of up to 1,224,557 shares of The Providence Service Corporation common stock, $0.001 par value per share (“Common Stock”), 765,916 shares of Series A Convertible Preferred Stock, $0.001 par value per share (“Preferred Stock”), and 1,920,545 shares of Common Stock issuable upon conversion of shares of Preferred Stock, which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto. See “Selling Stockholders”. The registration of the shares of Common Stock and Preferred Stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our Common Stock or Preferred Stock nor does it require us to issue any shares of such securities.

We will not receive any proceeds from the sale of the shares of Common Stock or Preferred Stock by the selling stockholders. All fees and expenses in connection with the registration and distribution of the Common Stock and Preferred Stock registered hereunder will be borne by the selling stockholders. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution”.

Our Common Stock is listed on The NASDAQ Global Select Market (“NASDAQ”), under the symbol “PRSC”. On September 17, 2019, the closing sales price of our Common Stock as reported on NASDAQ was $61.71 per share. Our Preferred Stock is not listed on a public market.

Because all of the shares of our Common Stock and Preferred Stock offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which such securities may be sold under this prospectus.

Investing in our securities involves risks. Before making a decision to invest in our Common Stock or Preferred Stock, you should carefully consider the matters described under “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2019.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Disclosure Regarding Forward-Looking Statements	3
Use of Proceeds	3
Description of Capital Stock	4
Selling Stockholders	8
Plan of Distribution	10
Validity of Securities	14
Experts	14
Where You Can Find More Information	15
Incorporation of Certain Information by Reference	15

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares described in this prospectus in one or more offerings.

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. Neither we, nor the selling stockholders take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor the selling stockholders have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus closely, including the section entitled “Risk Factors” included elsewhere in this prospectus and the documents incorporated by reference into this prospectus and in any applicable prospectus supplement.

Unless otherwise indicated or the context otherwise requires, in this prospectus, references to “Providence,” the “Company,” “we,” “us” and “our” mean The Providence Service Corporation and its consolidated subsidiaries.

Overview

We own a subsidiary and an investment primarily engaged in the provision of healthcare services in the United States. The Company’s NET Services segment, which primarily operates under the brands LogistiCare and Circulation, is the largest manager of non-emergency medical transportation (“NET”) programs for state governments and managed care organizations (“MCOs”) in the United States (“U.S.”). In addition, the NET Services segment now includes the Company’s activities related to executive, accounting, finance, internal audit, tax, legal, certain strategic and corporate development functions and the results of the Company’s captive insurance company. During 2018, the Company announced an Organizational Consolidation plan (“Organizational Consolidation”) to integrate substantially all activities and functions performed at the corporate holding company level into its wholly-owned subsidiary, LogistiCare Solutions LLC (“LogistiCare”). Effective January 1, 2019, the consolidation was substantially complete. LogistiCare will retain its name and continue to be headquartered in Atlanta, GA, and the Company will continue to be named The Providence Service Corporation and be listed on NASDAQ under the ticker symbol “PRSC”. Our Matrix Investment segment consists of a minority investment in CCHN Group Holdings, Inc. and its subsidiaries (“Matrix”), a nationwide provider of home and mobile-based healthcare services for health plans in the United States, including comprehensive health assessments, quality gap closure visits, “level of service” needs assessments, and post-acute and chronic care management. Matrix provides these services through a network of community-based clinicians and a fleet of mobile health clinics with advanced diagnostics capabilities.

Corporate Information

We are a Delaware corporation with principal executive offices located at 1275 Peachtree Street, Sixth Floor, Atlanta, GA 30309. Our telephone number is (404) 888-5800 and our web site is www.prscholdings.com. The information contained in, and that which can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

OFFERING SUMMARY

Issuer	The Providence Service Corporation

Selling Stockholders	Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners LLC – Series A and Coliseum Capital Co-Invest, L.P. See “Selling Stockholders”.

Common Stock to be offered by the selling stockholders

Up to 1,224,557 shares of Common Stock and 1,920,545 shares of Common Stock initially issuable upon the conversion of shares of Preferred Stock, based on a liquidation preference of $100 divided by a conversion price of $39.88. See “Selling Stockholders”.

Common Stock outstanding	12,904,172 shares (as of August 30, 2019).

Preferred Stock to be offered by the selling stockholders	Up to 765,916 shares of Preferred Stock. See “Selling Stockholders”.

Preferred Stock outstanding	799,969 shares (as of August 30, 2019).

Use of proceeds	We will not receive any proceeds from the sale of our Common Stock or Preferred Stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds” and “Selling Stockholders”.

Listing	Our Common Stock is listed on NASDAQ under the symbol “PRSC”. Our Preferred Stock is not listed on any public market.

Risk factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our Common Stock or Preferred Stock, you should carefully review and consider the “Risk Factors” section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement.

The number of shares of Common Stock outstanding as of August 30, 2019 does not reflect (a) 2,005,940 shares of Common Stock (including 1,920,545 shares of Common Stock owned by the selling stockholders to which this registration statement relates) that may be issued pursuant to 799,969 outstanding shares of Preferred Stock, which are convertible based on a liquidation preference of $100 divided by a conversion price of $39.88, (b) stock options and other awards relating to 602,832 shares of Common Stock outstanding under our 2006 Long-Term Incentive Plan, as amended (the “Plan”), and (c) 1,525,791 shares of Common Stock reserved for future issuance under the Plan.

Risk Factors

An investment in our securities involves a number of important risks. Prior to making a decision about investing in our Common Stock or Preferred Stock, you should carefully consider the specific risks discussed in our most recent Annual Report on Form 10-K and in our other filings with the SEC, which are incorporated by reference into this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the price of our securities could decline, and you might lose part or all of your investment. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

Disclosure Regarding Forward-Looking Statements

This prospectus, any accompanying prospectus supplement and any document incorporated by reference herein or therein contain certain statements that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements related to the Company’s strategies or expectations about revenues, liabilities, results of operations, cash flows, ability to fund operations, profitability, ability to meet financial covenants, contracts or market opportunities. The Company may also make forward-looking statements in other reports filed with the Securities and Exchange Commission (the “SEC”), in materials delivered to stockholders and in press releases. In addition, the Company’s representatives may from time to time make oral forward-looking statements. In certain cases, you may identify forward looking-statements by words such as “may”, “will”, “should”, “could”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “seek”, “estimate”, “predict”, “potential”, “target”, “forecast”, “likely”, the negative of such terms or comparable terminology. In addition, statements that are not historical statements of fact should also be considered forward-looking statements. These forward-looking statements are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry, and involve risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks described under Item 1A in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 10-K”), as well as the documents we incorporate by reference.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in any forward-looking statement if such forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Use of Proceeds

The selling stockholders will receive all of the net proceeds from the sale of shares of our Common Stock and Preferred Stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of shares of such securities. All fees and expenses in connection with the registration and distribution of the Common Stock and Preferred Stock registered hereunder will be borne by the selling stockholders. See “Selling Stockholders”.

description of capital stock

Series A Convertible Preferred Stock (“Preferred Stock”)

The shares of the Preferred Stock have the following rights:

Dividends. We may pay a noncumulative cash dividend on each share of the Preferred Stock when, as and if declared by our board of directors and permitted by the Delaware General Corporation Law, out of funds legally available for the payment of distributions, at a rate of five and one-half percent (5.5%) per annum on the liquidation preference then in effect. On or before the third (3rd) business day immediately preceding each fiscal quarter of the Company, we will determine our intention whether or not to pay a cash dividend with respect to that ensuing quarter and will give notice of our intention to each holder of Preferred Stock as soon as practicable thereafter.

In the event we do not declare and pay a cash dividend, the liquidation preference of the Preferred Stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by eight and one-half percent (8.5%) per annum, computed on the basis of a 365-day year and the actual number of days elapsed from the start of the applicable dividend period to the applicable date of determination (the “PIK dividend”).

In the event that we shall, at any time, pay a dividend or make a distribution, whether in cash, in kind or other property on the outstanding shares of Common Stock (other than any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is Common Stock or ranks equal or junior to the Common Stock), we shall, at the same time, pay to each holder of Preferred Stock a dividend equal to the dividend that would have been payable to such holder if all (i.e., without regard to any restrictions on conversion at such time (including the Conversion Cap (as defined below))) of the shares of Preferred Stock beneficially owned by such holder had been converted into Common Stock immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution.

Cash dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a business day, in which event such dividends shall be payable on the next succeeding business day, without accrual to the actual payment date), and payment commenced on April 1, 2015. If declared, cash dividends will begin to accrue on the first day of the applicable dividend period.

If applicable, the PIK dividend will accrue and be cumulative on the same schedule as set forth in the last sentence of the preceding paragraph with respect to cash dividends and will also be compounding at the applicable annual rate on each applicable subsequent dividend date. PIK dividends are paid upon the occurrence of a Liquidation Event (as defined below) and upon conversion or redemption of the Preferred Stock in accordance with the terms thereof.

Liquidation, Dissolution or Winding-up; Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any stock or debt that is senior to the Preferred Stock, and before any distribution or payment shall be made to holders of any junior stock, each holder of Preferred Stock will be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Preferred Stock equal to the liquidation preference. The liquidation preference is equal to $100.00, which preference may be adjusted from time to time as described above under the section entitled “—Dividends”. However, if, at any applicable date of determination of the liquidation preference, (i) any cash dividend has been declared but is unpaid or (ii) the Company has given notice (or failed to give such notice) of its intention to pay a cash dividend but such cash dividend has not yet been declared by the Company’s board of directors, then such cash dividends shall be deemed, for purposes of calculating the applicable liquidation preference, to be PIK dividends. After the payment of the full liquidation preferences of the Preferred Stock pursuant to the foregoing, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Preferred Stock and Parity Stock (as defined below) (on an as-if-converted to Common Stock basis (without regard to the foregoing payment of the liquidation preference and without regard to any restrictions on conversion).

The occurrence of a change of control that would result if the Company either (1) merges or consolidates with or into any other person, another person merges with or into the Company, or the Company sells, leases, licenses, transfers, or otherwise disposes of all or substantially all of the assets of the Company to another person or (2) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property will be deemed a Liquidation Event under the certificate of designations (a “Deemed Liquidation Event”), unless such treatment is waived in writing by holders of a majority in voting power of the outstanding shares of the Preferred Stock, taken together and voting as a separate class (but not as separate series).

Voting. Holders of shares of the Preferred Stock will be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of Common Stock, on an as-converted basis.

In the event of any such vote or action by written consent, each holder of shares of Preferred Stock will be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the record date fixed for such vote or such written consent.

In addition to any other vote or consent required in the certificate of designations or by applicable law, unless waived in writing by holders of a majority in voting power of the outstanding shares of the Preferred Stock, the vote or written consent of the holders of a majority in voting power of the outstanding shares of the Preferred Stock shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise): (i) any change, amendment, alteration or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the certificate of incorporation or bylaws of the Company that amends or modifies, in a manner adverse to, in any material respect, the rights, preferences, privileges or voting powers of the Preferred Stock, except as permitted by the certificate of designations; (ii) any authorization, designation, recapitalization, whether by reclassification, by merger or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences or privileges senior to or on a parity with the Preferred Stock; (iii) subject to certain limited exceptions, any increase or decrease in the authorized number of shares of Preferred Stock; (iv) any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Company with respect to any securities of the Company that constitute junior stock, except as permitted by the certificate of designations; (v) the entry by the Company into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the Company from performing its obligations to the holders of Preferred Stock under the certificate of designations, the certificate of incorporation or otherwise; (vi) the entry by any Company subsidiary into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Company; or (vii) the issuance by the Company of equity or securities convertible into equity of the Company at a price that is more than 25% below fair market value of such equity or securities at the time of issuance thereof.

In addition, if at any time certain affiliates of the selling stockholders (the “Standby Purchasers”) and their respective affiliates (including Coliseum Capital Management, LLC (“CCM”)) are the holders of record of more than 50% of the issued and outstanding shares of Preferred Stock, the vote or written consent of a majority in voting power of the outstanding shares of the Preferred Stock will be necessary for effecting or validating (i) any voluntary initiation of any liquidation, dissolution or winding up of the Company and (ii) any Deemed Liquidation Event.

Optional Conversion by Holders. Any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of Preferred Stock being converted, plus cash in lieu of fractional shares.

Optional Conversion by the Company. If, at any time following the third anniversary date of the issue date of the Preferred Stock, the volume weighted average price of our Common Stock equals or exceeds two times the conversion price of the Preferred Stock for a period of 30 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of Preferred Stock be converted automatically into a number shares of Common Stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of Preferred Stock being converted, plus cash in lieu of any fractional shares. Notwithstanding the foregoing, the Company may not elect to exercise the foregoing option at any time during the period commencing on the date that the Company has made a public announcement that it has entered into a definitive agreement with respect to a transaction constituting a Deemed Liquidation Event and ending on the date that is the first to occur of (i) the consummation of such transaction and (ii) the date that the Company has made a public announcement that any such definitive agreement has been terminated.

Optional Special Dividend and Conversion on Certain Change of Control. At the written election (including written notice to the Company) by holders of a majority in voting power of the outstanding shares of Preferred Stock, upon the occurrence of a change of control that would, subject to certain exceptions, result in any person (other than the Standby Purchasers or any of their respective affiliates or a person acting as a group with the Standby Purchasers or any of their respective affiliates) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company (but solely in connection with a transaction that is a third party tender offer that is publicly disclosed and approved (or recommended to the stockholders of the Company)): (i) the Board shall, subject to applicable law, declare and the Corporation shall pay a special cash dividend (as such may be adjusted as described below, the “special dividend”) on each share of Preferred Stock, out of any funds that are legally available therefor (the “legally available funds”), in the amount of the liquidation preference per share then in effect with respect to the Preferred Stock, pursuant to the certificate of designations governing the Preferred Stock; provided, however, that to the extent the legally available funds are not sufficient to pay the special dividend in full (the amount of such shortfall being referred to as a “funds shortfall”), the aggregate special dividend in respect of all shares of Preferred Stock and any special dividend applicable to parity stock shall be reduced to an aggregate amount equal to the legally available funds and the special dividend (as so reduced) and any applicable special dividend with respect to parity stock shall be paid to the holders of Preferred Stock and the holders of the parity stock in proportion to the full amounts to which the holders of the Preferred Stock and the holders of the parity stock would otherwise be entitled pursuant to the certificate of designations for the Preferred Stock and the certificate of designations (or other governing instrument) of the parity stock, respectively; and (ii) as of the payment date of the special dividend, all outstanding shares of Preferred Stock automatically will be converted (without further action) into a number of shares of Common Stock equal to the product obtained by multiplying the conversion rate then in effect, by the number of shares of Preferred Stock being converted, plus cash in lieu of fractional shares; provided; however, that for purposes of determining the conversion rate as applicable to such conversion, the aggregate liquidation preference on each share of Preferred Stock and the liquidation preference on each share of any applicable parity stock as provided in the certificate of designations (or other governing instrument) of such parity stock shall be increased by the funds shortfall applicable to each such share.

Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of Preferred Stock into Common Stock will be the quotient obtained by dividing the liquidation preference then in effect by the conversion price then in effect. The conversion price for the Preferred Stock was initially $39.88 and is subject to adjustment from time to time upon the occurrence of certain events, including in the event of a stock split, a reverse stock split, or a dividend of Common Stock to our Common Stock holders, in each case as more fully described in the certificate of designations for the Preferred Stock. All holders of Preferred Stock are currently able to convert their Preferred Stock into shares of Common Stock at a rate of approximately 2.5075 shares of Common Stock for each share of Preferred Stock.

No Fractional Shares. If, upon conversion of the Preferred Stock, a holder would be entitled to receive a fractional interest in a share of our Common Stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to such fraction of a share multiplied by the Closing Price (as defined in the next sentence) of a share of Common Stock on the last trading day before the date on which shares of Common Stock are issued in connection with such conversion. The “Closing Price” means, on any particular date, (a) the last reported trade price per share of Common Stock on such date on Nasdaq (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on Nasdaq on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Common Stock is not then listed or quoted for Nasdaq and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not publicly traded, the fair market value of a share of Common Stock as determined by our board of directors in good faith.

Rank. The Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our Common Stock and each other class or series of shares that we may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution (“Parity Stock”).

The Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares that we may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution.

The Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each class or series of shares that we may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution. The Preferred Stock will also rank junior to our existing and future indebtedness.

Redemption at the Option of the Holder Upon Change of Control. Upon the occurrence of a change of control (other than a change of control that would constitute a Deemed Liquidation Event (unless waived in writing by holders of a majority in voting power of the outstanding shares of Preferred Stock) or the type of change of control described above under the section entitled “—Optional Special Dividend and Conversion on Certain Change of Control”) and subject to applicable law, each holder of shares of Preferred Stock that remain outstanding thereafter, if any, shall have the right to require us to redeem, in full, out of funds legally available therefor, by irrevocable written notice to us, all of such holder’s shares of Preferred Stock at a redemption price per share equal to the liquidation preference then in effect per share of Preferred Stock.

Redemption at the Option of the Company. From and after the tenth anniversary of the original issuance of the Preferred Stock, we may redeem the outstanding Preferred Stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of Preferred Stock.

Reorganizations, Mergers and Consolidations. If at any time or from time to time after the issue date, there is a reorganization of the Company (other than in instances where the certificate of designations allows for any adjustment to the liquidation preference or the conversion price) or a merger or consolidation of the Company with or into another corporation (except a Deemed Liquidation Event that is not waived as provided in the certificate of designations), then, as a part of such reorganization, merger or consolidation, provision will be made so that the holders of such Preferred Stock will then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided in the certificate of designation or with respect to such other securities or property by the terms thereof. The Company may not effect any such reorganization, merger or consolidation unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger has assumed by written instrument the obligations of the Company under the certificate of designations governing the Preferred Stock.

Selling stockholderS

The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our Common Stock and Preferred Stock set forth below pursuant to this prospectus. When we refer to selling stockholders in this prospectus, we mean the person listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our Common Stock and Preferred Stock other than through a public sale.

The selling stockholders may be deemed to be underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of such shares that the such selling stockholders may offer pursuant to this prospectus.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our Common Stock or Preferred Stock, as applicable, beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Beneficially Owned After This Offering” and “Number of Shares of Preferred Stock Beneficially Owned After This Offering”. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the tables below.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to This Offering(6)	Percentage of Common Stock Beneficially Owned Prior to This Offering(6)	Number of Shares of Common Stock that May Be Sold in This Offering	Number of Shares of Common Stock Beneficially Owned After This Offering	Percentage of Common Stock Beneficially Owned After This Offering
Coliseum Capital Partners, L.P.(1)(2)	1,657,906	11.9%	1,657,906	—	—

Coliseum Capital Partners II, L.P.(2)(3)	375,973	2.9%	375,973	—	—

Blackwell Partners LLC – Series A(2)(4)	587,074	4.5%	587,074	—	—

Coliseum Capital Co-Invest, L.P.(2)(5)	524,149	3.9%	524,149	—	—

Name of Selling Stockholders	Number of Shares of Preferred Stock Beneficially Owned Prior to This Offering(6)	Percentage of Preferred Stock Beneficially Owned Prior to This Offering(6)	Number of Shares of Preferred Stock that May Be Sold in This Offering	Number of Shares of Preferred Stock Beneficially Owned After This Offering	Percentage of Preferred Stock Beneficially Owned After This Offering
Coliseum Capital Partners, L.P.(2)	411,688	51.5%	411,688	—	—

Coliseum Capital Partners II, L.P.(2)	67,198	8.4%	67,198	—	—

Blackwell Partners LLC – Series A(2)	77,999	9.8%	77,999	—	—

Coliseum Capital Co-Invest, L.P.(2)	209,031	26.1%	209,031	—	—

(1)	Consists of (a) 625,591 shares of Common Stock and (b) 1,032,315 shares of Common Stock issuable upon the conversion of shares of Preferred Stock.

(2)

Christopher Shackelton, the Chairman of our Board, and Adam Gray (a) are managers of and have an ownership in each of (i) Coliseum Capital Management, LLC, which is the investment advisor to Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”) and Coliseum Capital Co-Invest, L.P. (“CCC”), and the attorney-in-fact to Blackwell Partners LLC – Series A (“BP”), and (ii) Coliseum Capital, LLC, which is the general partner of CCP, CCP2 and CCC, and (b) may be deemed to have an indirect pecuniary interest in the shares held by CCP, CCC, CCP2 and BP. The business address of each of CCP, CCP2, CCC, BP, Mr. Gray and Mr. Shackelton is 105 Rowayton Avenue, Rowayton, Connecticut 06853.

(3)	Consists of (a) 207,475 shares of Common Stock and (b) 168,498 shares of Common Stock issuable upon the conversion of shares of Preferred Stock.

(4)	Consists of (a) 391,491 shares of Common Stock and (b) 195,583 shares of Common Stock issuable upon the conversion of shares of Preferred Stock.

(5)	Consists of 524,149 shares of Common Stock issuable upon the conversion of shares of Preferred Stock.

(6)

The securities “beneficially owned” by each stockholder are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities to which the stockholder has or shares voting or investment power or has the right to acquire within 60 days of August 30, 2019. Beneficial ownership may be disclaimed as to certain of the securities. As of August 30, 2019, there were 12,904,172 shares of Common Stock outstanding and 799,969 shares of Preferred Stock outstanding, which, on an as-converted basis, represents 2,005,940 shares of Common Stock. The Common Stock and the Preferred Stock are the only outstanding classes of capital stock of the Company with voting rights, and the Common Stock and the Preferred Stock vote together as a single class. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible as of the close of business on the relevant voting record date. As of August 30, 2019, each share of outstanding Preferred Stock was convertible based on a liquidation preference of $100 divided by a conversion price of $39.88.

PLAN OF DISTRIBUTION

General

The selling stockholders may sell the shares of our Common Stock and Preferred Stock covered by this prospectus using one or more of the following methods:

•	through underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	share lending or other transactions that require delivery of shares of Common Stock to an underwriter, broker or dealer for resale;

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through the distribution by any of the selling stockholders to their partners;

•	a combination of any such methods; and

•	any other method permitted pursuant to applicable law.

Registration of our securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement or post-effective amendment to the registration statement relating to a particular offering of our Common Stock or Preferred Stock by the selling stockholders may include the following information to the extent required by law:

•	the amounts to be sold by the selling stockholders;

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any other information that may be important.

The selling stockholders may offer the securities covered by this prospectus to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our Common Stock or Preferred Stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price, at varying prices determined at the time of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with any such underwritten sale of our securities, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Common Stock or Preferred Stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

Sales through an underwriter or dealer may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

If the selling stockholders use an underwriter or underwriters to effectuate the sale of our securities, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement or post-effective amendment to the registration statement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of Common Stock or a post-effective amendment to the registration statement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or post-effective amendment to the registration statement, if required.

The selling stockholders may also sell securities covered by this prospectus from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement or post-effective amendment to the registration statement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement or post-effective amendment.

The selling stockholders may sell shares of our Common Stock directly to purchasers. In this case, it may not engage underwriters or agents in the offer and sale of such shares.

Any underwriters, broker-dealers or agents that participate in the sale of the selling stockholders’ securities or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If any of the selling stockholders are deemed an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholders.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they will receive ordinary compensation.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of our securities by the selling stockholders. We cannot assure you that the selling stockholders will sell any or all of the shares of our Common Stock or Preferred Stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the securities by other means not described in this prospectus. Moreover, the securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities they own. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure, be deemed to be the selling stockholder. The number of the selling stockholders’ securities offered under this prospectus will decrease as and when they take such actions. The plan of distribution for those selling stockholders’ securities will otherwise remain unchanged. In addition, the selling stockholders may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholders, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholders may elect to make a pro rata in-kind distribution of the securities their partners or members. In such event, we may file a prospectus supplement or post-effective amendment to the extent required by law in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with derivative transactions or privately negotiated transactions with third parties and if the applicable prospectus supplement or post-effective amendment indicates, third parties may sell securities covered by this prospectus (as supplemented or amended to reflect such transaction), including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus (as supplemented or amended to reflect such transaction). In addition, the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in the securities of the selling stockholders or in connection with a concurrent offering of other securities.

The securities may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to its creditors. Such transactions may or may not involve brokers or dealers.

The selling stockholders may also sell securities pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

Indemnification

We and the selling stockholders may enter into agreements under which underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale of shares of our securities, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with an offering (that is, if they sell more shares than are set forth on the cover page of the applicable prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing shares in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Validity of SECURITIES

The validity of the shares of our Common Stock and Preferred Stock offered hereby will be passed upon for us by Kathryn Stalmack, Senior Vice President, General Counsel and Secretary of The Providence Service Corporation.

Experts

The consolidated financial statements of The Providence Service Corporation and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and the related notes and financial statement schedule II, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm; and with respect to the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 and the related notes, the report of Deloitte & Touche LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of Deloitte & Touche LLP relates to the consolidated financial statements of Mercury Parent, LLC as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 and the related notes. The KPMG report relating to the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenues and related costs in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. The KPMG report on the effectiveness of internal control over financial reporting as of December 31, 2018 excluded an evaluation of the internal control over financial reporting of Circulation, Inc., which was acquired in 2018.

The consolidated financial statements of Mercury Parent, LLC and its subsidiaries as of and for the years ended December 31, 2018 and 2017 incorporated in this Prospectus by reference from Exhibit 99.1 of the Annual Report on Form 10-K of The Providence Service Corporation, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Mercury Parent, LLC as of December 31, 2016, and the related consolidated statements of operations, members’ equity and cash flows for the period from October 19, 2016 to December 31, 2016, which report appears in the Form 10-K of The Providence Service Corporation dated March 1, 2019, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We are an SEC reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock and Preferred Stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the complete registration statement and the exhibits and schedules filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at http://www.prscholdings.com/. The information contained in our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing us at 1275 Peachtree Street, Sixth Floor, Atlanta, GA 30309 or telephoning us at (404) 888-5800.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus (other than information that is furnished and not deemed filed under the Exchange Act).

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019;
●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2019, filed with the SEC on August 8, 2019, and March 31, 2019, filed with the SEC on May 5, 2019;
●	Our Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2019;
●	Our Current Reports on Form 8-K, filed with the SEC on February 11, 2019, February 20, 2019, March 6, 2019, June 4, 2019, June 7, 2019, July 17, 2019 and September 11, 2019; and
●	The description of our Common Stock, par value $0.001 per share, from our Form 8-A, File No. 000-50364, filed with the SEC on August 13, 2003.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

The documents incorporated by reference into this prospectus are also available on our corporate website at http://www. prscholdings.com/ under the heading “Investor Relations”. Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this report unless specifically incorporated herein by reference. You may obtain copies of any or all of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at the following address:

1275 Peachtree Street, Sixth Floor
Atlanta, GA 30309
(404) 888-5800

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

1,224,557 Shares of Common Stock

765,916 Shares of Series A Convertible Preferred Stock

1,920,545 Shares of Common Stock initially issuable upon the conversion of Series A Convertible Preferred Stock

September 18, 2019